Exhibit 99.2
Form of Notice of Grant of Restricted Stock Units
JDA SOFTWARE GROUP, INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
                                             (the “Participant”) has been granted an award of Restricted Stock Units (the “Award”) pursuant to the JDA Software Group, Inc. 2005 Performance Incentive Plan (the “Plan”) each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock of JDA Software Group, Inc. (the “Company”), as follows:

Date of Grant:

Total Number of Restricted Stock Units:	, subject to adjustment as provided in the 2007 Restricted Stock Units Agreement (each, a “Unit”)

Initial Vesting Date:	The day after the Company’s Audit Committee approves the Company’s Fiscal Year 2007 financial results in January of 2008

Settlement Date:	For each Unit, except as other wise provided by the 2007 Restricted Stock Units Agreement, a date determined by the Company, but in any event, no later than March 15 following the end of the calendar year in which such Unit becomes a Vested Unit in accordance with the vesting schedule set forth below.

Vested Units:	Except as provided in the 2007 Restricted Stock Units Agreement and provided that the Participant’s Service has not terminated prior to the relevant vesting date, the vesting of the Award shall be as follows: On the Initial Vesting Date, the applicable portion of the number of Restricted Stock Units set forth in column 2 of the table below shall become Vested Units to the extent of the attainment of the Performance Milestone set forth in column 1 of the table, and the applicable portion, if any, of the Number of Restricted Stock Units set forth in column 3 of the table shall be forfeited on the Initial Vesting Date. Following the Initial Vesting Date, the applicable portion of the Number of Restricted Stock Units set forth in column 4 of the table below, to the extent of the attainment of the Performance Milestone set forth in column 1 of the table, shall vest at the rate of 1/24 for each full month of the Participant’s Service completed during the 24 month period commencing on the Initial Vesting Date.

1	2	3	4
			# of Outstanding Units
	# of Units Vesting on		Subject to Time Based
Performance Milestone	Initial Vesting Date	# of Units Forfeited	Vesting

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company:
1. The Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Plan and the 2007 Restricted Stock Units Agreement, both of which are made part of this document.
2. The Participant acknowledges and agrees that this Award represents the Participant’s only equity award in connection with the Company’s 2007 EBITDA goals and that Participant is not entitled, by agreement, contract, promise or otherwise, to any other equity award under the Plan or other equity securities, including, but not limited to, stock, restricted stock, restricted stock units, performance shares or performance units, related to the Company’s 2007 EBITDA goals.
3. The Participant acknowledges that copies of the Plan, 2007 Restricted Stock Units Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice.
4. The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the 2007 Restricted Stock Units Agreement and hereby accepts the Award subject to all of their terms and conditions.

JDA SOFTWARE GROUP, INC.			PARTICIPANT
By:

	Its:		Signature

Date

	Address:	14400 N. 87th Street Scottsdale, AZ 85260	Address
ATTACHMENTS:	2005 Performance Incentive Plan, as amended to the Date of Grant; 2007 Restricted Stock Units Agreement; Joint Escrow Instructions; Assignment Separate from Certificate and Plan Prospectus

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